EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

RECORD FOURTH QUARTER AND FULL YEAR 2007 RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  January 17, 2008.  Amphenol Corporation (NYSE-APH) reported today that fourth quarter 2007 diluted earnings per share increased 28% to $.55 compared to $.43 per share for the comparable 2006 period.  (All per share amounts included herein have been adjusted to reflect the Company’s 2-for-1 stock split effective in March 2007.)  Sales for the fourth quarter 2007 increased 18% to $777.3 million compared to $659.4 million for the 2006 period.  Currency translation had the effect of increasing sales by approximately $22 million in the fourth quarter 2007 compared to the 2006 period.

For the full year ended December 31, 2007, diluted earnings per share was $1.94 compared to $1.47 per share before flood-related charges for the 2006 period.  Including flood-related charges, diluted earnings per share for the 2006 period was $1.39.  Sales for the full year ended December 31, 2007 were $2,851.0 million compared to $2,471.4 million for the 2006 period.  Currency translation had the effect of increasing sales by approximately $66 million for the full year 2007 period when compared to the 2006 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are pleased to close a record fourth quarter with sales of $777 million and earnings per share of $.55.  Sales grew 18% over last year.  Growth was broad based reflecting the benefits of a diverse market footprint with particular strength in the mobile device, military and commercial aerospace, and wireless infrastructure markets.  All geographic regions of the business performed well in the quarter.  Our strong growth reflects our continued commitment to develop performance enhancing technologies for our customers in all of our markets.”

“Consistent with our strategy the Company completed two acquisitions in the fourth quarter of 2007 with aggregate annual sales of approximately $45 million.  The acquisitions complement and broaden the Company’s presence in a number of market segments and include a Northwest China based manufacturer of RF interconnect products for the wireless communications market and a Chinese manufacturer of precision interconnect products for IT and consumer product applications.  In addition, during the quarter the Company completed the purchase of the remaining minority interest in one of its Korean manufacturers of handset related products.  We are excited about the growth potential created by these excellent additions.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Amphenol achieved excellent operating leverage in the quarter with an operating income margin of 19.7% compared to 18.9% in the fourth quarter of 2006.  The combination of strong top line growth based on value added application specific products together with a continued strong focus on all elements of cost contributed significantly to our results in the quarter and provides a solid base for future performance.  Furthermore, net income was approximately 13% of sales, another indication of the Company’s excellent profitability.  The Company continues to be an excellent generator of cash.  Cash flow from operations remained strong in the quarter at $133 million.”

“I am very proud of our organization as we continue to execute well.  We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets and an increasing presence with the major customers in these markets.  The growth we achieved in the fourth quarter and full year is very satisfying and is a direct result of implementing our strategies.  Looking forward, the general economic environment appears to have become more uncertain in recent weeks, particularly in the United States.  This weakness, combined with the relatively unstable financial markets may have a dampening effect on the expansion of certain segments of the economy.  Nevertheless, we believe the diversity of our customer base, leading technology, excellent product portfolio, worldwide presence and lean cost structure will serve us well in such an environment, and we are cautiously optimistic about continuing improvement in the short term and very confident about the long term outlook for continued growth and profitability. Accordingly, while market conditions are uncertain, and based on relatively stable currency exchange rates, we expect to achieve revenues and EPS in 2008 of $3,100 million to $3,175 million and $2.18 to $2.25, respectively, an increase of 9% to 11% and 12% to 16% over 2007 revenues and EPS, respectively.  For the first quarter 2008 we expect revenues in the range of $740 million to $755 million and EPS in the range of $.50 and $.52, respectively.  We are very excited about the future and confident in the ability of our outstanding organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its full year and fourth quarter results at 1:00 PM (ET) January 17, 2008.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 6:00 PM (ET) on Monday, January 21, 2008.  The replay numbers are as follows:  toll free dial-in number is 866-515-1614 and International dial-in number is 203-369-2024.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2006, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Sales	$777,270	$659,423	$2,851,041	$2,471,430

Cost of sales (1)	522,463	445,492	1,920,900	1,683,250

Gross profit (1)	254,807	213,931	930,141	788,180

Selling, general and administrative expense (1)	101,309	89,297	377,283	342,841
Casualty loss related to flood	—	—	—	20,747

Operating income	153,498	124,634	552,858	424,592

Interest expense	(9,484)	(9,305)	(36,876)	(38,799)
Other expenses, net	(3,532)	(2,813)	(14,998)	(12,521)

Income before income taxes	140,482	112,516	500,984	373,272

Provision for income taxes	(40,489)	(34,139)	(147,790)	(117,581)

Net income	$99,993	$78,377	$353,194	$255,691

Net income per common share - Basic (2)	$0.56	$0.44	$1.98	$1.43

Average shares outstanding - Basic (2)	178,645,544	178,883,670	178,453,249	178,927,644

Net income per common share - Diluted (2) (3)	$0.55	$0.43	$1.94	$1.39

Average shares outstanding - Diluted (2)	182,611,873	183,492,618	182,503,969	183,347,326

(1) - As described in the Company’s 2006 Form 10-K, the Company changed the presentation of the Consolidated Statements of Income to remove the separate caption for depreciation and amortization and include depreciation and amortization expense in Cost of sales and Selling, general & administrative expense allowing for Gross profit to be presented.

(2) - On January 17, 2007, the Company announced a 2-for-1 stock split that was effective for stockholders of record as of March 16, 2007. The additional shares were distributed on March 30, 2007 and the share information included herein reflects the effect of such stock split.

(3) - Excluding the effect of the flood-related casualty loss, the diluted earnings per share for the three and twelve months ended December 31, 2006, was $0.43 and $1.47 respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	December 31,
	2007	2006

ASSETS

Current Assets:
Cash and cash equivalents	$183,641	$74,135
Accounts receivable, less allowance for doubtful accounts of $12,468 and $14,677, respectively	510,411	383,858
Inventories	456,882	416,499
Prepaid expenses and other assets	72,874	60,113

Total current assets	1,223,808	934,605

Land and depreciable assets, less accumulated depreciation of $483,296 and $404,401, respectively	316,194	274,143
Deferred debt issuance cost	2,227	2,947
Goodwill	1,091,828	926,242
Other assets	41,676	57,460

	$2,675,733	$2,195,397

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$295,391	$234,868
Accrued interest	4,252	4,156
Accrued salaries, wages and employee benefits	54,963	53,158
Other accrued expenses	162,085	149,545
Dividends payable	2,715	2,691
Current portion of long-term debt	1,075	3,241

Total current liabilities	520,481	447,659

Long-term debt	721,561	677,173
Accrued pension and post employment benefit obligations	101,804	138,312
Other liabilities	66,973	29,259

Shareholders’ Equity:
Common stock	180	179
Additional paid-in deficit	(43,646)	(119,421)
Accumulated earnings	1,431,635	1,142,536
Accumulated other comprehensive loss	(43,644)	(81,084)
Treasury stock, at cost	(79,611)	(39,216)

Total shareholders’ equity	1,264,914	902,994

	$2,675,733	$2,195,397

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(dollars in thousands)

	Three months ended
	December 31,
	2007	2006

Net income	$353,194	$255,691
Adjustments for cash from operations:
Depreciation and amortization	81,628	72,592
Amortization of deferred debt issue costs	720	532
Stock-based compensation	12,444	9,717
Casualty loss related to flood, net of insurance recoveries	—	9,307
Gain on disposal of fixed assets	(474)	(60)
Net change in non-cash components of working capital	(62,400)	(69,207)
Other long term assets and liabilities	2,787	11,025

Cash provided by operations	387,899	289,597

Cash flow from investing activities:
Capital additions	(103,772)	(82,421)
Proceeds from disposal of fixed assets	5,354	5,921
Purchase of short term investments, net	(1,360)	—
Investments in acquisitions	(179,300)	(22,473)

Cash flow used in investing activities	(279,078)	(98,973)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	41,622	(102,557)
Payment of fees and expenses related to refinancing	—	(1,144)
Purchase of treasury stock	(93,594)	(72,658)
Proceeds from exercise of stock options	34,550	21,882
Excess tax benefits from stock-based payment arrangements	23,691	10,043
Dividend payments	(10,710)	(10,724)

Cash flow used in financing activities	(4,441)	(155,158)

Effect of exchange rate changes on cash	5,126	—

Net change in cash and cash equivalents	109,506	35,466
Cash and cash equivalents balance, beginning of period	74,135	38,669

Cash and cash equivalents balance, end of period	$183,641	$74,135

Cash paid during the year for:
Interest	36,238	39,109
Income taxes paid, net of refunds	100,772	77,849

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Trade Sales:
Interconnect Products	$706,423	$590,798	$2,569,281	$2,207,508
Cable Products	70,847	68,625	281,760	263,922
Consolidated	$777,270	$659,423	$2,851,041	$2,471,430

Operating income:
Interconnect Products	$155,100	$126,094	$558,646	$449,885
Cable Products	8,540	8,271	34,864	31,007
Stock-based compensation expense	(3,180)	(2,985)	(12,444)	(9,717)
Other operating expenses	(6,962)	(6,746)	(28,208)	(25,836)
Casualty loss related to flood	—	—	—	(20,747)

Consolidated	$153,498	$124,634	$552,858	$424,592

ROS%:
Interconnect Products	22.0%	21.3%	21.7%	20.4%
Cable Products	12.1%	12.1%	12.4%	11.7%
Corporate - Stock-based compensation	–0.4%	–0.5%	–0.4%	–0.4%
Corporate - all other	–0.9%	–1.0%	–1.0%	–1.0%

Consolidated excluding flood-related charges	19.7%	18.9%	19.4%	18.0%
Consolidated	19.7%	18.9%	19.4%	17.2%